Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com

For Immediate Release

MasTec Announces First Quarter Results and Increased Liquidity from $150 Million Bank Credit Facility

Coral Gables, FL (May 10, 2005) — MasTec, Inc. (NYSE: MTZ) today announced increased revenue, decreased costs and a significantly decreased net loss for the quarter ended March 31, 2005 compared with the comparable quarter of 2004.

For the quarter ended March 31, 2005, the net loss from continuing operations decreased $12.7 million, or 52%, to $11.6 million ($0.24 loss per share) on revenue of $217.8 million. This compares with a net loss from continuing operations of $24.3 million ($0.50 loss per share) on revenue of $194.7 million for the first quarter of 2004. Including the losses from discontinued operations of $21.8 million and $445 thousand in the three months ended March 31, 2004 and 2005, respectively, the total net loss in the quarter ended March 31, 2005 improved to a $12.0 million loss ($0.25 loss per share) compared with a $46.1 million loss ($0.95 loss per share) in the prior year quarter.

MasTec also announced an amended revolving credit facility that will provide additional liquidity to support the Company’s growth and operations. The new bank group for the enhanced credit facility is led by Bank of America and includes LaSalle Business Credit, PNC Bank and General Electric Capital Corporation. The facility includes, subject to reserves, an increase of the maximum borrowing amount to $150 million with better pricing, terms and conditions. Additionally, the advance rate on the Company’s receivables and fixed assets has been improved, providing greater liquidity. At May 10, 2005, the Company had liquidity, defined as bank cash on hand plus availability under the revolving credit agreement, of approximately $47 million.

Austin J. Shanfelter, MasTec’s President and Chief Executive Officer, commented, “We are very pleased to announce our new bank deal. The additional liquidity from the bank facility allows MasTec to address a variety of converging service opportunities for our customers. Now that we have the right management team and financing in place, we can strategically support the expansion of our customers’ networks and concentrate on margin expansion.”

The following tables set forth the financial results for the periods ended March 31, 2005:

Condensed Unaudited Consolidated Statements of Operations
(In thousands except per share amounts)
	For the Three Months Ended March 31,
	2005	2004

Revenue	$217,770	$194,707
Costs of revenue, excluding depreciation	204,970	188,574
Depreciation	4,965	4,831
General and administrative expenses	16,460	20,513
Interest expense, net	4,851	4,903
Other (income) expense, net	(1,973)	166

Loss from continuing operations before minority interest	(11,503)	(24,280)
Minority interest	(66)	—

Net loss from continuing operations	(11,569)	(24,280)
Discontinued operations:
Loss on discontinued operations, net of tax benefit of $0 in 2005 and 2004	(445)	(2,621)
Loss on write off of assets of discontinued operations, net	—	(19,165)

Net loss	$(12,014)	$(46,066)

Basic and diluted weighted average common shares outstanding	48,696	48,323

Basic and diluted net loss per share:
Continuing operations	$(0.24)	$(0.50)
Discontinued operations	$(0.01)	$(0.45)

Basic and diluted net loss per share	$(0.25)	$(0.95)

Condensed Consolidated Balance Sheets
(In thousands)
Assets	March 31, 2005 (Unaudited)	December 31, 2004 (Audited)

Current assets	$297,872	$312,258
Property and equipment, net	63,849	69,303
Goodwill	138,640	138,640
Deferred taxes, net	50,732	50,732
Other assets	33,737	29,590

Total assets	$584,830	$600,523

Liabilities and Shareholders' Equity
Current liabilities	$173,268	$177,795
Other liabilities	35,749	35,516
Long-term debt	196,058	196,059
Shareholders' equity	179,755	191,153

Total liabilities and shareholders' equity	$584,830	$600,523

Condensed Unaudited Consolidated Statements of Cash Flows
(In thousands)
	Three Months Ended March 31,
	2005	2004

Net cash provided by (used in) operating activities of continuing operations	$2,251	$(15,087)
Net cash provided by investing activities of continuing operations	1,033	2
Net cash provided by (used in) financing activities of continuing operations	500	(287)

Net increase (decrease) in cash and cash equivalents	3,784	(15,372)
Net effect of translation on cash	5	202
Cash and cash equivalents—beginning of period	19,548	19,415
Cash provided by (used in) discontinued operations	311	(976)

Cash and cash equivalents—end of period	$23,648	$3,269

The following guidance is based on current expectations and estimates. These estimates are forward-looking, and actual results may vary materially. For the second quarter of 2005, MasTec expects revenues to be from $225-245 million and earnings per share to range from breakeven to $0.02 per share.

Management will hold a conference call to discuss results of operations for the quarter ended March 31, 2005 on Wednesday, May 11, 2005, at 10:00 a.m. Eastern time. The call in number for the conference call is (913) 981-4902 and the replay number is (719) 457-0820, with a pass code of 1296814. The replay will run for 30 days.

The call will also be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

MasTec is a leading communications, video, data, traffic and public utility infrastructure service provider. The Company designs, builds, installs, maintains, upgrades and monitors internal and external networks for leading companies and government entities.

This press release and any accompanying documents contain forward-looking statements, such as statements regarding MasTec’s future growth and profitability, growth strategy, and anticipated trends in the industries and economies in which MasTec operates. The words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on MasTec’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and profits may differ from that projected, that we may be further impacted by slowdowns in our clients’ businesses or in the economy in general, that our reserves for receivables may be inadequate and that we may experience increased costs associated with realigning our business or may be unsuccessful in those efforts. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from results expressed or implied in any forward-looking statements made by MasTec in this press release. These and other risks are detailed in this press release and/or documents filed by MasTec with the Securities and Exchange Commission. MasTec does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.